October 29, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:  PSB Bancorp, Inc.

     We have read the statements that we understand PSB Bancorp, Inc. will include under Item #4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our Firm. We have no basis to agree or disagree with other statements made under Item #4.

                              Yours truly,

                              /s/ Stockton Bates, LLP
                                  Stockton Bates, LLP
                                  Certified Public Accountants